Exhibit 10.2

AFC ENTERPRISES, INC.

FORM OF

PERFORMANCE-BASED RESTRICTED STOCK UNIT

GRANT CERTIFICATE

Non-transferable

G R A N T T O

(“Grantee”)

by AFC Enterprises, Inc. (the “Company”) of restricted stock units (the “Stock Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”), pursuant to and subject to the provisions of the AFC Enterprises. Inc. 2006 Incentive Plan, as amended (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Shares subject to this award is                      (the “Target Award”). Depending on the Company’s cumulative level of attainment of earnings before (i) interest, (ii) taxes, (ii) depreciation and (iv) amortization (“EBITDA”) for the three fiscal-year period beginning                      and ending                     , and Grantee’s continued employment with the Company or its Affiliates through the third anniversary of the Grant Date, Grantee may earn and vest in between 0% and 200% of the Target Award. The number of earned and vested Shares may also be increased or decreased by 10%, based on the Company’s Total Shareholder Return relative to a peer group, in each case subject to the Terms and Conditions of this Agreement and as set forth on Exhibit A.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, AFC Enterprises, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

AFC ENTERPRISES, INC.		Grant Date:

Accepted by Grantee:
By:
Its:	Authorized Officer

TERMS AND CONDITIONS

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)	“Performance Period” means the three fiscal-year period beginning on and ending on .

(b)	“Vesting Date” is defined in Section 2 of this Agreement.

2. Earning and Vesting of Stock Units. The Stock Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Shares of common stock. The Stock Units represent the right to earn and vest in between 0% and 200% of the Target Award, payable in Shares of common stock on the Vesting Date, depending on (i) the Company’s level of achievement of a performance goal relating to the Company’s cumulative EBITDA for Performance Period in accordance with Exhibit A, and (ii) Grantee’s continued employment with the Company or its Affiliates. In addition, the number of Stock Units earned by Employee pursuant to the preceding paragraph may be increased or decreased by 10% if the Company’s Total Shareholder Return (“TSR”) is in the top or bottom quartile, respectively, relative to the Company’s Restaurant Peer Group over the Performance Period (as set forth in Exhibit A, the “TSR Modifier”).

As soon as practical following the Performance Period, the Compensation Committee shall determine and certify (i) the Company’s level of achievement of the EBITDA goal during the Performance Period, (ii) the TSR Modifier, if any, and (iii) the number of Stock Units that were earned based on such measures.

In the event of a Change of Control that occurs during the Performance Period, Grantee shall be deemed to have earned number of Shares equal to the Target Amount (without any TSR Modifier).

[In the event Grantee’s employment is terminated during the Performance Period (i) by the Company without Cause, (ii) due to Grantee’s resignation in connection with a Constructive Discharge, or (iii) due to the Company’s decision not to renew the Term of Grantee’s employment agreement (as such terms are defined in Grantee’s employment agreement), Grantee shall be deemed to have earned a pro rata number of Shares equal to the Target Amount (without any TSR Modifier) multiplied by a fraction, the numerator of which is the number of whole months elapsed in the Performance Period prior to the termination of employment and the numerator of which is 36.]1

Any Stock Units that are not earned during the Performance Period in accordance with the terms of this Agreement will be forfeited to the Company without further consideration or any act or action by Grantee. Any earned Stock Units will vest and become non-forfeitable in accordance with Exhibit A on the earliest to occur of the following (the “Vesting Date”):

(a)	the third anniversary of the Grant Date, provided that Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or

[(b)

the termination of Grantee’s employment (i) by the Company without Cause, (ii) due to Grantee’s resignation in connection with a Constructive Discharge, or (iii) due to the Company’s decision not to renew the Term of Grantee’s employment agreement (as such terms are defined in Grantee’s employment agreement), or][2]

[1]	Bracketed language to be included for a Grantee with an employment agreement.
[2]	Bracketed language to be included for a Grantee with an employment agreement.

(c)	the occurrence of a Change of Control, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date.

If Grantee’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason [other than as described above],3 Grantee shall forfeit all right, title and interest in and to the earned Stock Units as of the date of such termination and the Stock Units will be forfeited to the Company without further consideration or any act or action by Grantee.

3. Conversion to Common Stock. Unless the Stock Units are forfeited prior to the Vesting Date as provided in section 2 above, the Stock Units will be converted on the Vesting Date to actual Shares of common stock. Stock certificates evidencing the conversion of Stock Units into Shares of common stock will be registered on the books of the Company in Grantee’s name as of the Vesting Date and delivered to Grantee as soon as practical thereafter.

4. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the common stock while the Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of common stock then underlying the Stock Units shall be accumulated in an account for Grantee and distributed to Grantee within 30 days after the Vesting Date for the Stock Units with respect to which they relate. If Grantee forfeits any Stock Units under this Agreement, Grantee shall forfeit the right to receive any accumulated dividend equivalents with respect to such forfeited Stock Units.

5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate or Subsidiary. Except as provided in the Plan, the Stock Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

6. Limitation of Rights. The Stock Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact registered to or on behalf of such person in connection with the Stock Units. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Stock Units. Upon conversion of the Stock Units into Shares, Grantee will obtain full voting and other rights as a shareholder of the Company.

7. Continuation of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate or Subsidiary.

8. Payment of Taxes. The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Stock Units. With respect to withholding required upon any taxable event arising as a result of the Stock Units, the employer may

[3]	Bracketed language to be included for a Grantee with an employment agreement.

satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Restrictions on Issuance of Shares. The granting of Stock Units shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Stock Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Stock Units, the Stock Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

10. Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Relationship to Other Benefits. The Stock Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specifically provided in such other plan or program.

12. Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

13. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by overnight courier, or by postage paid first class mail. Notices shall be deemed received on the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: General Counsel.

EXHIBIT A

Earning of Stock Units

The Stock Units will be earned, in whole or in part, based on the Company’s cumulative EBITDA for the three fiscal-year Performance Period, expressed as a percentage of a target EBITDA goal (the “Target EBITDA Goal”).

The Target EBITDA Goal for the Performance Period is $                    .

No later than March 15,                     , the Committee shall determine and certify the number of Stock Units that have been earned for the Performance Period, based on the following table:

EBITDA Performance / Funding Scale
Actual Cumulative EBITDA as a Percentage of Cumulative Target EBITDA Goal	Percentage of Target Award Earned
Less than 95%	0%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	190%
110% or greater	200%

Additionally, the number of Stock Units earned based on the cumulative EBITDA Performance/Funding Scale above shall be adjusted if the Company’s Total Shareholder Return (“TSR”) is in the top or bottom quartile relative to the Company’s Restaurant Peer Group over the Performance Period, as follows:

TSR Modifier
Company’s TSR Percentile Ranking Relative to Restaurant Peer Group	Adjustment Factor
25% or Less	-10%
26% - 75%	0%
Greater than 75%	+10%

For purposes of this Grant Certificate, TSR means (i) increase in stock price over the Performance Period plus reinvested dividends, divided by (ii) stock price at the beginning of the Performance Period.

For purposes of this Grant Certificate, the Company’s Restaurant Peer Group shall consist of the following companies:

[PEER GROUP]

If the common stock of any company in the Restaurant Peer Group ceases to be publicly traded at any time during the Performance Period, such company shall be disregarded and deleted from the Restaurant Peer Group for the entire Performance Period.

Any Stock Units that are earned for the Performance Period, as certified by the Committee, shall be subject to forfeiture in accordance with the terms of the Award Agreement, depending upon Grantee’s continued employment until the Vesting Date.

Notwithstanding any of the foregoing, if a Change in Control occurs during the Performance Period, Stock Units shall be deemed to have been earned in an amount equal to 100% of the Target Award (without any adjustment for the TSR Modifier).

[In addition, notwithstanding any of the foregoing, in the event Grantee’s employment is terminated during the Performance Period (i) by the Company without Cause, (ii) due to Grantee’s resignation in connection with a Constructive Discharge, or (iii) due to the Company’s decision not to renew the Term of Grantee’s employment agreement (as such terms are defined in Grantee’s employment agreement), Grantee shall be deemed to have earned a pro rata number of Shares equal to the Target Amount (without any adjustment for the TSR Modifier) multiplied by a fraction, the numerator of which is the number of whole months elapsed in the Performance Period prior to the termination of employment and the numerator of which is 36.]4

[4]	Bracketed language to be included for a Grantee with an employment agreement.